Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of March 16, 2026 (the “Effective Date”), by and between LifeMD, Inc., a Delaware corporation (the “Company”), having corporate headquarters at 236 Fifth Avenue, Suite 400, New York, NY 10001, and Atul Kavthekar, an individual and resident of the State of Illinois with an address at 3407 Fairmont Ave, Naperville, IL 60564 (the “Employee” or “You” or “Your”).

The Company and Employee are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

WlTNESSETH:

WHEREAS, the Company desires to employ, and Employee agrees to work in the employ of the Company; and

WHEREAS, the Parties hereto desire to set forth the terms of Employee’s employment with the Company.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained, the Company and Employee hereby agree as follows:

1. Employment. The Company hereby employs Employee, and Employee hereby accepts employment by the Company, on the terms and conditions hereinafter set forth.

2. Duties and Responsibilities

(a) Commencing as of the Effective Date, Employee shall serve in the position of Chief Financial Officer. During the Employment Term, Employee shall (i) be subject to all of the Company’s policies, rules, and regulations applicable to its executives, (ii) report to, and be subject to the direction and control of the Chief Executive Officer, Justin Schreiber and (iii) perform such duties commensurate with Employee’s position as shall be assigned to Employee. Such duties and responsibilities include but are not limited to those that will be mutually agreed upon between CEO and Employee within 30 days of March 16, 2026, and set forth in a final, written Job Description that will be appended to this Agreement.

(b) During the term of Employee’s employment, and excluding any vacation, paid holiday, and sick and personal leave to which Employee may be entitled under this Agreement or applicable federal, state, or local law, Employee agrees to devote substantially all of his business time, energies, skills, and attention to the business and affairs of the: (i) Company; (2) any corporation, partnership, limited liability company, or other entity owned or controlled, directly or indirectly, by the Company (each, a “Subsidiary”, and collectively, “Subsidiaries”); and (3) any affiliated professional corporation, professional association, limited liability company, or other affiliated entity (each, an “Affiliate”, and collectively, “Affiliates”) to the extent necessary to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully, effectively, and efficiently such responsibilities. During the term of Employee’s employment, it shall not be a violation of this Agreement for Employee to (i) serve on corporate, civic, or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, (iii) perform pro bono legal work, (iv) manage personal investments, and/or (v) conduct work on behalf of Ropana LLC (i.e., software for mobile healthcare delivery), so long as such activities do not (A) violate the terms of this Agreement or any other agreement between Employee and the Company, or between the Company and any third party or (B) constitute an actual or prospective conflict of interest or otherwise interfere with the performance of Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

1

(c) To induce the Company to enter into this Agreement, Employee represents and warrants to the Company that he is subject to no restraint, limitation, or restriction by virtue of any agreement or arrangement, or by virtue of any law or rule of law or otherwise which would impair his right or ability (i) to enter the employ of the Company or (ii) to perform fully his duties and obligations pursuant to this Agreement.

3. Term of Employment. This Agreement and the employment relationship and terms hereunder shall continue from the Effective Date until Employee’s employment is terminated by either the Company or Employee pursuant to Section 7 (the “Employment Term”).

4. Compensation. In consideration for all services rendered by Employee to the Company during the Employment Term, and the covenants and agreements of Employee set forth herein (including without limitation the Amendment and Waiver provision in Section 8), the Company shall pay or cause to be paid to Employee, and Employee shall accept, the payments and benefits set forth in Section 4. The Company shall be entitled to deduct and/or withhold from the compensation amounts payable under this Agreement, all amounts required or permitted to be deducted or withheld under any federal, state, or local law or regulation, or in connection with any Bonus Plan (as defined below) or Benefit Plan (as defined below) in which Employee participates and which mandates a contribution, assessment, or co-payment by the participants therein.

(a) Base Salary. The Company shall pay Employee a base salary at the rate of $500,000 per calendar year, which amount shall be subject to adjustment as set forth below (the “Base Salary”). Employee’s Base Salary shall be paid in approximately equal installments in accordance with the Company’s regular practices, as such practices may be modified from time to time. During the Employment Term, Employee’s Base Salary shall be reviewed annually (on a calendar year basis) by, and shall be subject to adjustment at the discretion of, the Company. “Base Salary” as used in this Agreement shall refer to the Base Salary as so adjusted from time to time.

(b) Bonus Plans. Employee shall be eligible to receive a discretionary “Performance Bonus” for each completed calendar year during the Employment Term. The Performance Bonus, if any, shall be determined on a calendar year basis in the Company’s sole discretion, with a target of 50% of the Base Salary, based in part on Company performance metrics as set forth in the Company’s annual bonus plan approved by the Compensation Committee of the Board of Directors. The Performance Bonus, if any, shall be paid as and when determined by the Board of Directors, but typically no later than March of the calendar year following the year to which the Performance Bonus is attributable. First time bonus eligibility for payment in calendar year 2027 is prorated for partial 2026 performance.

2

(c) Benefit Plans. Employee shall be eligible to participate in all benefit plans of the Company, including without limitation—and to the extent available and/or offered—medical coverage, dental, vision, life insurance, 401k plan, and/or other benefits that may be provided by the Company, from time to time, to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under each such benefit plan in accordance with their respective terms (i.e., after the passage of any pre-required amount of service pursuant to each benefit plan). For example, typically, medical benefits commence on the first day of the month following varying, position-specific amounts of days of employment, whereas the Employee 401(k) plan commences after 3 months of service.

(d) Contingent Restricted Shares. In light of approval by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”), Employee shall be granted within 30 days of March 16, 2026 six hundred and seventy-five thousand (675,000) shares of the Company’s common stock as “Restricted Stock Units” (or “RSUs”) under and subject to all of the provisions of a related award agreement (the “Restricted Stock Unit Award Agreement”), a DRAFT of which is attached hereto as Exhibit B (DRAFT)), vesting as follows:

Time-Based:

●	112,500 RSUs vest on the one year anniversary of this Agreement;
●	112,500 RSUs vest on the two year anniversary of this Agreement; and
●	112,500 RSUs vest on the three year anniversary of this Agreement.

Performance-Based:

●	112,500 RSUs vest on the Company’s achievement of a performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;
●	112,500 RSUs vest on the Company’s achievement of a higher performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;
●	112,500 RSUs vest on the Company’s achievement of an even higher performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;

Except as otherwise set forth herein or in the Restricted Stock Award Agreement, vesting of the Restricted Shares will cease upon the termination of Employee’s employment with the Company subject to the terms of the Employment Agreement.

All of the Time-Based Restricted Shares shall vest immediately and in full upon a Change in Control, regardless of what time has passed since the grant date. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended.

3

(e) Hybrid Work Schedule, With Regular In-Person Office Attendance. While Employee is a resident of Illinois, Employee will typically work at least Tuesday through Thursday every other week in the Company offices, primarily in New York (NY), as well as in Greenville (SC) and Huntington Beach (CA), unless otherwise agreed to by the CEO and Employee. Moreover, Employee will be expected to work in the pertinent Company office when necessary to attend in-person leadership meetings (i.e., when senior executive leadership is meeting at, and/or visiting a, Company office) and at the reasonable request and notice of the CEO. Repeated failure to meet these expectations is grounds for termination for Cause. Ordinary and reasonable travel expenses incurred by Employee for travel to Company offices and Company-related matters will be reimbursed.

5. Additional Benefits. During the Employment Term, Employee shall be eligible to receive any other employment benefits that may be provided by the Company from time to time to Company employees of comparable status, subject to, and to the extent that, Employee is eligible under such benefits in accordance with their respective terms. For example, Employee, as an exempt (salaried) employee at the Company, will be subject to the “Unlimited Paid Time Off Memo” (dated December 30, 2021 and effective January 1, 2022). The Company reserves the right to change benefits from time to time in its discretion.

6. Covenants of Employee.

(a) Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time-to-time reasonably request or require;

(b) Employee will obey all rules, regulations, and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services to the mutual benefit of the Parties;

(c) Employee will make available to the Company all information Employee has knowledge relating to the business of the Company, any of its Subsidiaries, or any of its Affiliates and will make all suggestions and recommendations that Employee feels will be of benefit to the Company;

(d) Employee will fully account for all money, records, goods, wares, and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

(e) During employment with the Company, any of its Subsidiaries, or any of its Affiliates and thereafter, the Employee will not divulge, transmit, or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization, or employees of the Company, its Subsidiaries, or its Affiliates or with respect to confidential or secret processes, services, techniques, customers, or plans with respect to the Company, its Subsidiaries, and its Affiliates. The Employee will not use, directly or indirectly, any confidential information of the Company, its Subsidiaries, and its Affiliates for the benefit of anyone other than the Company, its Subsidiaries, or its Affiliates.

4

(f) All files, records, correspondence, memoranda, notes, or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company, its Subsidiaries, and its Affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be immediately delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

(g) While employed by the Company, its Subsidiaries, or its Affiliates and for a period of four months thereafter (the “Restricted Period”), the Employee shall not, within any jurisdiction or marketing area in which the Company, any of its Subsidiaries, or any of its Affiliates is doing business, directly or indirectly—limited to telehealth, telemedicine, or telepharmacy related businesses—(i) participate in the ownership, management, operation, or control of; or (ii) consult with, be employed by, or otherwise render services to any said telehealth, telemedicine, or telepharmacy related business. For the avoidance of doubt, “ownership” as used in this Para. 6(g) specifically excludes Employee’s personal ownership of: 1) publicly traded stock; and 2) pre-existing equity ownership. During the Restricted Period, the Employee shall not, privately or publicly, solicit for business or accept the business of, any person or entity who is, or was at any time within the previous six (6) months, a customer of the Company (or potential customer with whom the Company had initiated contact) or its Subsidiaries or Affiliates, unless Employee had contacts with said customer or potential customer prior to signing these Employment Terms (and for the avoidance of doubt, “customer” as used herein specifically excludes any and all patients of the Company’s Affiliated Medical Group or of the Company’s Affiliated Pharmacy). Further, During the Restricted Period, the Employee shall not, privately or publicly, disparage or make derogatory, pejorative, or offensive remarks about the Company, it its Subsidiaries, its Affiliates, or its brands, products, and offerings.

(h) Employee represents and warrants that: (i) Employee’s performance under these Terms does not and will not violate the terms of any other agreement to which Employee is a party, including, without limitation, confidentiality, or non-competition agreements.

(i) The Parties acknowledge and agree that you may have contributed to certain inventions, work product, works of authorship, computer programs, ideas, concepts, development tools, design tools, test methodologies, products, devices, techniques, know-how, algorithms, methods, processes, procedures, improvements, whether or not eligible for or covered by patent, copyright, trademark, or trade secret protection, and whether or not reduced to practice, that is within the scope of the Company’s business, research or investigations or results or resulted from or is or was suggested by any work performed by you for the Company, whether solely or jointly with others, and whether or not while engaged in performing work for the Company (“Company IP”). In connection therewith, you hereby assign, convey and transfer to the Company and its successors and assigns your entire right, title, and interest in and to any and all Company IP, including all intellectual property rights related thereto.

5

(j) Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person that Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee’s activities on behalf of the Company.

(k) Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee’s duties hereunder, and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

7. Termination of Employment. Employee’s employment with the Company will be “at-will.” Either the Company or Employee can terminate employment at any time and for any reason, with or without notice by the Company, and with at least two weeks written notice by Employee. If Employee’s employment is terminated without cause, Employee will receive severance pay equal to Employee’s monthly Base Salary for six months from the date of termination of employment. To be eligible for the severance payment, Employee must have executed and not revoked a full and complete release of any and all claims against the Company and related persons and entities in the standard form then used by the Company (“Release”), within 7 days (or longer, if otherwise required by any applicable law) of the date of provision of the Release. Upon making all of the applicable severance payments and benefits, except with respect to any outstanding equity compensation agreements, the Company shall have no further obligations to Employee under this Agreement or any other agreement relating to or arising out of Employee’s status as an employee of the Company (as opposed to some other status with respect to the Company, such as a shareholder or holder of a stock option).

The Company may terminate the employment of the Employee with Cause if the Company determines that, for example, Employee has:

(a)	materially breached any provision hereof, any Company approved policy or procedure (including but not limited to the Code of Ethics or any material provision of the Employee Handbook), habitually neglected the duties which Employee was required to perform under any provision of this Agreement, or any fiduciary duty owed to Company;

6

(b)	misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, embezzlement, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of Employee’s duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Employee were retained as an employee;

(c)	secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company, any Subsidiary, or Affiliate of the Company, including not limited to acts of self-dealing whether or not for personal gain, or failure to return any compensation amount required to be clawed back or returned to the Company by application of any applicable law or regulation; or

(d)	failed to conduct and perform duties assigned to Employee in accordance with the terms hereof in a manner acceptable to the Company after a written demand for substantial performance is delivered to Employee which identifies the manner in which Employee has not substantially performed Employee’s duties and provided further that Employee shall be given a reasonable opportunity to cure such failure.

(e)	willfully, recklessly, or negligently violated any applicable state or federal law or regulation, including but not limited to failure or refusal to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

(f)	been convicted of, or entered a plea of guilty or no contest to, a felony or misdemeanor under state, federal, or other applicable law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.

8. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing, or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid; (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address; or (c) by email with read receipt confirmation.

For Employer: To LifeMD, Inc, Attention Legal Dept., 236 Fifth Avenue, Ste.

400, New York, NY 10001 or to legal@lifemd.com with confirmed read receipt.

7

For Employee: To Employee’s residence address as shown on the records of the Company, by personal delivery thereof, or to [***]

with confirmed read receipt.

10. Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be valid and enforceable under applicable law. If any provision shall be invalid, unenforceable, or prohibited by applicable law, then in lieu of declaring such provision invalid or unenforceable, to the extent permitted by law (a) the Parties agree that they will amend such provision to the minimal extent necessary to bring such provision within the ambit of enforceability, and (b) any court of competent jurisdiction may, at the request of either party, sufficiently revise, reconstruct, or reform such provision to cause it to be valid and enforceable.

11. Entire Agreement. This Agreement forms the complete and exclusive statement of Employee’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written. Changes in Employee’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

12. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to acts of God; acts of the public enemy; acts of the United States of America or any state, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; pandemic; quarantine restrictions; strike; or freight embargoes. Notwithstanding the provisions of this Section 12, in every case the delay or failure to perform must be beyond the control, and without the fault or negligence, of the Party claiming excusable delay.

13. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (except for emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within sixty (60) days following the selection of the mediator, unless otherwise agreed to by both Parties. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Section 14.

8

14. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration. The arbitration will take place in New York, NY unless otherwise agreed to by both Parties. Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

15. Successors.

(a) No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Employee’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary(ies), estate, or other legal representative(s).

9

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

(c) The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

16. Governing Law. This Agreement and the rights and obligations of the Parties shall be governed by and construed and enforced in accordance with the substantive laws of New York.

17. Multiple Counterparts. This Agreement may be executed in multiple counterparts each deemed to be an original but all of which together shall constitute but one instrument.

18. Additional Contingencies. Employment is contingent on a number of Additional Contingencies, including: (1) confirmation of any or all of the following: Employee’s education, licensure, and past professional employment; (2) Company’s procurement and review, and Employee’s clearance of, a background check, which includes a comprehensive criminal record check; and (3) Employee’s completion of all Company onboarding requirements and required trainings, including production of documents sufficient to satisfy the requirements of ISCIS Form I-9 (Employment Eligibility Verification).

19. Indemnification. The Company agrees to indemnify the Employee for his activities as an Officer of the Company, as set forth in the Director and Officer Indemnification Agreement attached hereto as Exhibit A. In addition, the Company shall reasonably increase the coverage limit of its directors’ and officers’ liability insurance policy (and not otherwise diminish the scope or value of such coverage) based on market conditions and advice received from the Audit Committee of the Board of Directors and shall thereafter maintain in effect such coverage with a coverage limit of at least that amount and containing not materially less favorable provisions.

[Signatures on next page]

10

EXECUTED as of the day, month, and year set forth above as the Effective Date.

LIFEMD, INC.

/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer & Chairman Of The Board

eMPLOYEE

/s/ Atul Kavthekar
Atul Kavthekar

11

EXHIBIT A

LIFEMD, INC.

DIRECTOR AND OFFICER INDEMNIFICATION AGREEMENT

This Director and Officer Indemnification Agreement, dated as of March 16, 2026 (the “Agreement”), is made by and between LifeMD, Inc., a Delaware corporation (the “Company”), and Atul Kavthekar (the “Indemnitee”).

RECITALS:

A. The Delaware General Corporation Law provides that the business and affairs of a corporation shall be managed by or under the direction of its board of directors.

B. By virtue of the managerial prerogatives vested in the directors and officers of a Delaware corporation, directors, and officers function as fiduciaries of the corporation and its stockholders.

C. It is critically important to the Company and its stockholders that the Company be able to attract and retain the most capable persons reasonably available to serve as directors and officers of the Company.

D. In recognition of the need for corporations to be able to induce capable and responsible persons to accept positions in corporate management, Delaware law authorizes (and in some instances requires) corporations to indemnify their directors and officers, and further authorizes corporations to purchase and maintain insurance for the benefit of their directors and officers.

E. Courts have recognized that indemnification by a corporation serves the dual policies of (1) allowing corporate officials to resist unjustified lawsuits, secure in the knowledge that, if vindicated, the corporation will bear the expense of litigation, and (2) encouraging capable women and men to serve as corporate directors and officers, secure in the knowledge that the corporation will absorb the costs of defending their honesty and integrity.

F. The number of lawsuits challenging the judgment and actions of directors and officers of corporations, the costs of defending those lawsuits, and the threat to personal assets have all materially increased over the past several years, chilling the willingness of capable women and men to undertake the responsibilities imposed on corporate directors and officers.

G. Recent federal legislation and rules adopted by the Securities and Exchange Commission and the national securities exchanges have exposed such directors and officers to new and substantially broadened civil liabilities.

H. Under Delaware law, a director’s or officer’s right to be reimbursed for the costs of defense of criminal actions, whether such claims are asserted under state or federal law, does not depend upon the merits of the claims asserted against the director or officer and is separate and distinct from any right to indemnification the director or officer may be able to establish.

I. Indemnitee is, or will be, an officer of the Company and his or her willingness to serve in such capacity is predicated, in substantial part, upon the Company’s willingness to indemnify him or her in accordance with the principles reflected above, to the fullest extent permitted by the laws of the State of Delaware, and upon the other undertakings set forth in this Agreement.

J. In recognition of the need to provide Indemnitee with substantial protection against personal liability, in order to procure Indemnitee’s service as an officer of the Company and to enhance Indemnitee’s ability to serve the Company in an effective manner, and in order to provide such protection pursuant to express contract rights (intended to be enforceable irrespective of, among other things, any amendment to the Company’s certificate of incorporation or bylaws (collectively, the “Constituent Documents”), any change in the composition of the Company’s Board of Directors (the “Board”), or any change-in-control or business combination transaction relating to the Company), the Company wishes to provide in this Agreement for the indemnification and advancement of Expenses (as defined herein) to Indemnitee on the terms, and subject to the conditions, set forth in this Agreement.

K. In light of the considerations referred to in the preceding recitals, it is the Company’s intention and desire that the provisions of this Agreement be construed liberally, subject to their express terms, to maximize the protections to be provided to Indemnitee hereunder.

1

AGREEMENT:

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Certain Definitions. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement:

(a) “Change in Control” shall have occurred at such time, if any, as Incumbent Directors cease for any reason to constitute a majority of the directors. For purposes of this Section 1(a), “Incumbent Directors” means the individuals who, as of the date hereof, are directors of the Company and any individual becoming a director subsequent to the date hereof whose election, nomination for election by the Company’s stockholders, or appointment, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

(b) “Claim” means (i) any threatened, asserted, pending, or completed claim, demand, action, suit, or proceeding—whether civil, criminal, administrative, arbitrative, investigative, or other, and whether made pursuant to federal, state or other law; and (ii) any inquiry or investigation—whether made, instituted, or conducted by the Company or any other Person—including, without limitation, any federal, state, or other governmental entity that Indemnitee reasonably determines might lead to the institution of any such claim, demand, action, suit or proceeding. For the avoidance of doubt, the Company intends the indemnity to be provided hereunder for acts or failure to act prior to, on, or after the date hereof.

(c) “Controlled Affiliate” means any corporation, limited liability company, partnership, joint venture, trust, or other entity or enterprise, whether or not for profit, which is directly or indirectly controlled by the Company. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity or enterprise, whether through the ownership of voting securities, through other voting rights, by contract, or otherwise; provided that direct or indirect beneficial ownership of capital stock or other interests in an entity or enterprise entitling the holder to cast 15% or more of the total number of votes generally entitled to be cast in the election of directors (or persons performing comparable functions) of such entity or enterprise shall be deemed to constitute control for purposes of this definition.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Claim in respect of which indemnification is sought by Indemnitee.

(e) “Expenses” means reasonable attorneys’ and experts’ fees and expenses, and all other costs and expenses paid or payable in connection with investigating, defending, being a witness in, or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in (including on appeal), any Claim.

(f) “Indemnifiable Claim” means any Claim based upon, arising out of or resulting from (i) any actual, alleged or suspected act or failure to act by Indemnitee in his capacity as a director, officer, employee, or agent of the Company or as a director, officer, employee, member, manager, trustee, or agent of any other corporation, limited liability company, partnership, joint venture, trust, or other entity or enterprise, whether or not for profit, as to which Indemnitee is or was serving at the request of the Company, (ii) any actual, alleged or suspected act or failure to act by Indemnitee in respect of any business, transaction, communication, filing, disclosure or other activity of the Company or any other entity or enterprise referred to in clause (i) of this sentence, or (iii) Indemnitee’s status as a current or former director, officer, employee, or agent of the Company or as a current or former director, officer, employee, member, manager, trustee, or agent of the Company or any other entity or enterprise referred to in clause (i) of this sentence or any actual, alleged, or suspected act or failure to act by Indemnitee in connection with any obligation or restriction imposed upon Indemnitee by reason of such status. In addition to any service at the actual request of the Company, for purposes of this Agreement, Indemnitee shall be deemed to be serving or to have served at the request of the Company as a director, officer, employee, member, manager, trustee, or agent of another entity or enterprise if Indemnitee is or was serving as a director, officer, employee, member, manager, agent, trustee or other fiduciary of such entity or enterprise and (i) such entity or enterprise is, or at the time of such service was, a Controlled Affiliate, (ii) such entity or enterprise is or at the time of such service was an employee benefit plan (or related trust) sponsored or maintained by the Company or a Controlled Affiliate, or (iii) the Company or a Controlled Affiliate (by action of the Board, any committee thereof or the Company’s Chief Executive Officer (“CEO”) (other than as the CEO himself)) caused or authorized Indemnitee to be nominated, elected, appointed, designated, employed, engaged, or selected to serve in such capacity.

2

(g) “Indemnifiable Losses” means any and all Losses relating to, arising out of or resulting from any Indemnifiable Claim; provided, however, that Indemnifiable Losses shall not include Expenses incurred by Indemnitee in respect of any Indemnifiable Claim (or any matter or issue therein) as to which Indemnitee shall have been adjudged liable to the Company, unless and only to the extent that the court in which such Indemnifiable Claim was brought shall have determined upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses as the court shall deem proper (i.e., there was no bad faith, gross negligence, and/or willful misconduct by the Indemnitee).

(h) “Independent Counsel” means a nationally recognized law firm, or a member of a nationally recognized law firm, that is experienced in matters of Delaware corporate law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company (or any subsidiary) or Indemnitee in any matter material to either such party (other than with respect to matters concerning the Indemnitee under this Agreement, or of other indemnitees under similar indemnification agreements) or (ii) any other named (or, as to a threatened matter, reasonably likely to be named) party to the Indemnifiable Claim giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(i) “Losses” means any and all Expenses, damages, losses, liabilities, judgments, fines, penalties (whether civil, criminal, or other), and amounts paid or payable in settlement, including, without limitation, all interest, assessments, and other charges paid or payable in connection with or in respect of any of the foregoing.

(j) “Person” means any individual, entity, or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

(k) “Standard of Conduct” means the standard for conduct by Indemnitee that is a condition precedent to indemnification of Indemnitee hereunder against Indemnifiable Losses relating to, arising out of, or resulting from an Indemnifiable Claim. The Standard of Conduct is (i) good faith and a reasonable belief by Indemnitee that his action was in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, that Indemnitee had no reasonable cause to believe that his conduct was unlawful, or (ii) any other applicable standard of conduct that may hereafter be substituted under the Delaware General Corporation Law.

2. Indemnification Obligation. Subject only to Section 7 and to the proviso in this Section, the Company shall indemnify, defend and hold harmless Indemnitee, to the fullest extent permitted by the laws of the State of Delaware in effect on the date hereof or as such laws may from time to time hereafter be amended to increase the scope of such permitted indemnification, against any and all Indemnifiable Claims and Indemnifiable Losses; provided, however, that, except as provided in Section 5, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with (i) any Claim initiated by Indemnitee against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such Claim or the Claim relates to or arises from the enforcement or prosecution of a right to indemnification under this Agreement, or (ii) the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended. Nothing herein is intended to limit the scope of permitted indemnification to Indemnitee under the laws of the State of Delaware.

3. Advancement of Expenses. Indemnitee shall have the right to advancement by the Company, prior to the final disposition of any Indemnifiable Claim, of any and all actual and reasonable Expenses relating to, arising out of, or resulting from any Indemnifiable Claim paid or incurred by Indemnitee. Without limiting the generality or effect of any other provision hereof, Indemnitee’s right to such advancement is not subject to the satisfaction of any Standard of Conduct. Without limiting the generality or effect of the foregoing, within ten business days after any request by Indemnitee that is accompanied by supporting documentation for specific reasonable Expenses to be reimbursed or advanced, the Company shall, in accordance with such request (but without duplication), (a) pay such Expenses on behalf of Indemnitee, (b) advance to Indemnitee funds in an amount sufficient to pay such Expenses, or (c) reimburse Indemnitee for such Expenses; provided that Indemnitee shall repay, without interest, any amounts actually advanced to Indemnitee that, at the final disposition of the Indemnifiable Claim to which the advance related, were in excess of amounts paid or payable by Indemnitee in respect of Expenses relating to, arising out of or resulting from such Indemnifiable Claim. In connection with any such payment, advancement, or reimbursement, at the request of the Company, Indemnitee shall execute and deliver to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s ability to repay the Expenses, by or on behalf of the Indemnitee, to repay any amounts paid, advanced, or reimbursed by the Company in respect of Expenses relating to, arising out of, or resulting from any Indemnifiable Claim in respect of which it shall have been determined, following the final disposition of such Indemnifiable Claim and in accordance with Section 7, that Indemnitee is not entitled to indemnification hereunder.

3

4. Indemnification for Additional Expenses. Without limiting the generality or effect of the foregoing, the Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within ten business days of such request accompanied by supporting documentation for specific Expenses to be reimbursed or advanced, any and all actual and reasonable Expenses paid or incurred by Indemnitee in connection with any Claim made, instituted, or conducted by Indemnitee for (a) indemnification or reimbursement or advance payment of Expenses by the Company under any provision of this Agreement, or under any other agreement or provision of the Constituent Documents now or hereafter in effect relating to Indemnifiable Claims, and/or (b) recovery under any directors’ and officers’ liability insurance policies maintained by the Company; provided, however, if it is ultimately determined that the Indemnitee is not entitled to such indemnification, reimbursement, advance or insurance recovery, as the case may be, then the Indemnitee shall be obligated to repay any such Expenses to the Company; provided further, that, regardless in each case of whether Indemnitee ultimately is determined to be entitled to such indemnification, reimbursement, advance, or insurance recovery, as the case may be, Indemnitee shall return, without interest, any such advance of Expenses (or portion thereof) which remains unspent at the final disposition of the Claim to which the advance related.

5. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Loss but not for the entire amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

6. Procedure for Notification. To obtain indemnification under this Agreement in respect of an Indemnifiable Claim or Indemnifiable Loss, Indemnitee shall submit to the Company a written request therefore, including a brief description (based upon information then available to Indemnitee) of such Indemnifiable Claim or Indemnifiable Loss. If, at the time of the receipt of such request, the Company has directors’ and officers’ liability insurance in effect under which coverage for such Indemnifiable Claim or Indemnifiable Loss is potentially available, the Company shall give prompt written notice of such Indemnifiable Claim or Indemnifiable Loss to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all Indemnifiable Claims, and Indemnifiable Losses in accordance with the terms of such policies. The Company shall provide to Indemnitee a copy of such notice delivered to the applicable insurers, substantially concurrently with the delivery thereof by the Company. The failure by Indemnitee to timely notify the Company of any Indemnifiable Claim or Indemnifiable Loss shall not relieve the Company from any liability hereunder unless, and only to the extent that, the Company did not otherwise learn of such Indemnifiable Claim or Indemnifiable Loss and to the extent that such failure results in forfeiture by the Company of substantial defenses, rights, or insurance coverage.

7. Determination of Right to Indemnification.

(a) To the extent that Indemnitee shall have been successful on the merits or otherwise in defense of any Indemnifiable Claim or any portion thereof or in defense of any issue or matter therein, including, without limitation, dismissal without prejudice, Indemnitee shall be indemnified against all Indemnifiable Losses relating to, arising out of or resulting from such Indemnifiable Claim in accordance with Section 2 and no Standard of Conduct Determination (as defined in Section 7(b)) shall be required.

(b) To the extent that the provisions of Section 7(a) are inapplicable to an Indemnifiable Claim that shall have been finally disposed of, any determination required to be made under the laws of the State of Delaware as to whether Indemnitee has satisfied the applicable Standard of Conduct (a “Standard of Conduct Determination”) shall be made as follows: (i) if a Change in Control shall not have occurred, or if a Change in Control shall have occurred but Indemnitee shall have requested that the Standard of Conduct Determination be made pursuant to this clause (i), (A) by a majority vote of the Disinterested Directors, even if less than a quorum of the Board, (B) if such Disinterested Directors so direct, by a majority vote of a committee of Disinterested Directors designated by a majority vote of all Disinterested Directors, or (C) if there are no such Disinterested Directors, or if a majority of the Disinterested Directors so direct, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee; and (ii) if a Change in Control shall have occurred and Indemnitee shall not have requested that the Standard of Conduct Determination be made pursuant to clause (i) above, by Independent Counsel in a written opinion addressed to the Board, a copy of which shall be delivered to Indemnitee.

4

(c) If (i) Indemnitee shall be entitled to indemnification hereunder against any Indemnifiable Losses pursuant to Section 7(a), (ii) no determination of whether Indemnitee has satisfied any applicable standard of conduct under Delaware law is a legally required condition precedent to indemnification of Indemnitee hereunder against any Indemnifiable Losses, or (iii) Indemnitee has been determined or deemed pursuant to Section 7(b) to have satisfied the applicable Standard of Conduct, then the Company shall pay to Indemnitee, within ten business days after the later of (x) the notification date in respect of the Indemnifiable Claim or portion thereof to which such Indemnifiable Losses are related, out of which such Indemnifiable Losses arose or from which such Indemnifiable Losses resulted, and (y) the earliest date on which the applicable criterion specified in clause (i), (ii) or (iii) above shall have been satisfied, an amount equal to the amount of such Indemnifiable Losses. Nothing herein is intended to mean or imply that the Company is intending to use the Delaware General Corporations Law to dispense with a requirement that Indemnitee meet the applicable Standard of Conduct where it is otherwise required by such statute.

(d) If a Standard of Conduct Determination is required to be, but has not been, made by Independent Counsel pursuant to Section 7(b)(i), the Independent Counsel shall be selected by the Board or a committee of the Board, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Standard of Conduct Determination is required to be, or to have been, made by Independent Counsel pursuant to Section 7(b)(ii), the Independent Counsel shall be selected by Indemnitee, and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either case, Indemnitee or the Company, as applicable, may, within ten business days after receiving written notice of selection from the other, deliver to the other a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not satisfy the criteria set forth in the definition of “Independent Counsel” in Section 1(h), and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the Person so selected shall function as Independent Counsel. If such written objection is properly and timely made and substantiated, (i) the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit and (ii) the non-objecting party may, at its option, select an alternative Independent Counsel and give written notice to the other party advising such other party of the identity of the alternative Independent Counsel so selected, in which case the provisions of the two immediately preceding sentences and clause (i) of this sentence shall apply to such subsequent selection and notice. If applicable, the provisions of clause (ii) of the immediately preceding sentence shall apply to successive alternative selections. If no Independent Counsel that is permitted under the foregoing provisions of this Section 7(d) to make the Standard of Conduct Determination shall have been selected within 30 calendar days after the Company gives its initial notice pursuant to the first sentence of this Section 7(d) or Indemnitee gives its initial notice pursuant to the second sentence of this Section 7(d), as the case may be, either the Company or Indemnitee may petition the courts of the State of Delaware for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and/or for the appointment as Independent Counsel of a person or firm selected by such court or by such other person as such Court shall designate, and the person or firm with respect to whom all objections are so resolved or the person or firm so appointed will act as Independent Counsel. In all events, the Company shall pay all of the actual and reasonable fees and expenses of the Independent Counsel incurred in connection with the Independent Counsel’s determination pursuant to Section 7(b).

8. Cooperation. Indemnitee shall cooperate with reasonable requests of the Company in connection with any Indemnifiable Claim and any individual or firm making such Standard of Conduct Determination, including providing to such Person documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to defend the Indemnifiable Claim or make any Standard of Conduct Determination without incurring any unreimbursed cost in connection therewith. The Company shall indemnify and hold harmless Indemnitee against and, if requested by Indemnitee, shall reimburse Indemnitee for, or advance to Indemnitee, within ten business days of such request accompanied by supporting documentation for specific costs and expenses to be reimbursed or advanced, any and all costs and expenses (including reasonable attorneys’ and experts’ fees and expenses) actually and reasonably incurred by Indemnitee in so cooperating with the Person defending the Indemnifiable Claim or making such Standard of Conduct Determination.

5

9. Presumption of Entitlement. Notwithstanding any other provision hereof, in making any Standard of Conduct Determination, the Person making such determination shall presume that Indemnitee has satisfied the applicable Standard of Conduct.

10. No Other Presumption. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere or its equivalent, will not create a presumption that Indemnitee did not meet any applicable Standard of Conduct or that indemnification hereunder is otherwise not permitted.

11. Non-Exclusivity. The rights of Indemnitee hereunder will be in addition to any other rights Indemnitee may have under the Constituent Documents, or the substantive laws of the State of Delaware, any other contract or otherwise (collectively, “Other Indemnity Provisions”); provided, however, that (a) to the extent that Indemnitee otherwise would have any greater right to indemnification under any Other Indemnity Provision, Indemnitee will without further action be deemed to have such greater right hereunder, and (b) to the extent that any change is made to any Other Indemnity Provision which permits any greater right to indemnification than that provided under this Agreement as of the date hereof, Indemnitee will be deemed to have such greater right hereunder. The Company may not, without the consent of Indemnitee, adopt any amendment to any of the Constituent Documents the effect of which would be to deny, diminish, or encumber Indemnitee’s right to indemnification under this Agreement.

12. Liability Insurance and Funding. For the duration of Indemnitee’s service as an officer of the Company and for a reasonable period of time thereafter, which such period shall be determined by the Company in its sole discretion but shall in no event be less than two (2) years, the Company shall cause to be maintained in effect policies of directors’ and officers’ liability insurance providing coverage for directors and/or officers of the Company, that is substantially comparable in scope and amount to that provided by the Company’s current policies of directors’ and officers’ liability insurance. Upon reasonable request, the Company shall provide Indemnitee or his or her counsel with a copy of all directors’ and officers’ liability insurance applications, binders, policies, declarations, endorsements, and other related materials. In all policies of directors’ and officers’ liability insurance obtained by the Company, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits, subject to the same limitations, as are accorded to the Company’s directors and officers most favorably insured by such policy. Notwithstanding the foregoing, the Company may, but shall not be required to, create a trust fund, grant a security interest, or use other means, including, without limitation, a letter of credit, to ensure the payment of such amounts as may be necessary to satisfy its obligations to indemnify and advance expenses pursuant to this Agreement. The Company understands and acknowledges that the Indemnitee may resign from all positions with the Company if it fails to timely implement, or to thereafter maintain in place, such increased coverages.

13. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the related rights of recovery of Indemnitee against other Persons (other than Indemnitee’s successors), including any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f). Indemnitee shall execute all papers reasonably required to evidence such rights (all of Indemnitee’s reasonable Expenses, including reasonable attorneys’ fees and charges, related thereto to be reimbursed by or, at the option of Indemnitee, advanced by the Company).

14. No Duplication of Payments.

(a) The Company shall not be liable under this Agreement to make any payment to Indemnitee in respect of any Indemnifiable Losses to the extent Indemnitee has otherwise already actually received payment (net of Expenses incurred in connection therewith) under any insurance policy, the Constituent Documents and Other Indemnity Provisions or otherwise (including from any entity or enterprise referred to in clause (i) of the definition of “Indemnifiable Claim” in Section 1(f)) in respect of such Indemnifiable Losses otherwise indemnifiable hereunder.

6

(b) Notwithstanding anything to the contrary contained in Section 14(a) above, the Company hereby acknowledges that Indemnitee may have certain rights to indemnification, advancement of expenses, and/or insurance provided by one or more venture capital funds, the general partners, managing members, or other control persons and/or any affiliated management companies of such venture capital funds, and certain of its or their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees that in connection with any Indemnifiable Claim, (i) it is the indemnitor of first resort (i.e., its obligations to Indemnitee are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Indemnitee are secondary), (ii) it shall be required to advance the full amount of expenses incurred by Indemnitee and shall be liable for the full amount of all Expenses, judgments, penalties, fines, and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement and the Company’s Constituent Documents (or any other agreement between the Company and Indemnitee), without regard to any rights Indemnitee may have against the Fund Indemnitors, and, (iii) it irrevocably waives, relinquishes, and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of Indemnitee with respect to any claim for which Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Indemnitee against the Company. The Company and Indemnitee agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Section 14(b).

15. Defense of Claims. Subject to the provisions of applicable policies of directors’ and officers’ liability insurance, if any, the Company shall be entitled to participate in the defense of any Indemnifiable Claim or to assume or lead the defense thereof with counsel reasonably satisfactory to the Indemnitee; provided that if Indemnitee determines, after consultation with counsel selected by Indemnitee, that (a) the use of counsel chosen by the Company to represent Indemnitee would present such counsel with an actual or potential conflict, (b) the named parties in any such Indemnifiable Claim (including any impleaded parties) include both the Company and Indemnitee, and Indemnitee shall conclude that there may be one or more legal defenses available to him or her that are different from or in addition to those available to the Company, (c) any such representation by such counsel would be precluded under the applicable standards of professional conduct then prevailing, or (d) Indemnitee has interests in the claim or underlying subject matter that are different from or in addition to those of other Persons against whom the Claim has been made or might reasonably be expected to be made, then Indemnitee shall be entitled to retain separate counsel (but not more than one law firm plus, if applicable, local counsel in respect of any particular Indemnifiable Claim for all indemnitees in Indemnitee’s circumstances) at the Company’s expense. The Company shall not be liable to Indemnitee under this Agreement for any amounts paid in settlement of any threatened or pending Indemnifiable Claim effected without the Company’s prior written consent. The Company shall not, without the prior written consent of the Indemnitee, affect any settlement of any threatened or pending Indemnifiable Claim to which the Indemnitee is or could have been a party unless such settlement solely involves the payment of money and includes a complete and unconditional release of the Indemnitee from all liability on any claims that are the subject matter of such Indemnifiable Claim. Neither the Company nor Indemnitee shall unreasonably withhold its consent to any proposed settlement; provided that Indemnitee may withhold consent to any settlement that does not provide a complete and unconditional release of Indemnitee.

16. Mutual Acknowledgment. Both the Company and the Indemnitee acknowledge that in certain instances, Federal law or applicable public policy may prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee and, in that event, the Indemnitee’s rights and the Company’s obligations hereunder shall be subject to that determination.

17. Successors and Binding Agreement.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any Person acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization, or otherwise (and such successor will thereafter be deemed the “Company” for purposes of this Agreement), but shall not otherwise be assignable or delegable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Indemnitee’s personal or legal representatives, executors, administrators, heirs, distributees, legatees, and other successors.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b). Without limiting the generality or effect of the foregoing, Indemnitee’s right to receive payments hereunder shall not be assignable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Indemnitee’s will or by the laws of descent and distribution, and, in the event of any attempted assignment or transfer contrary to this Section 17(c), the Company shall have no liability to pay any amount so attempted to be assigned or transferred.

7

18. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests, or approvals, required or permitted to be given hereunder must be in writing and shall be deemed to have been duly given when hand delivered, email with read receipt (legal@lifemd.com), or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or one business day after having been sent for next-day delivery by a nationally recognized overnight courier service, addressed to the Company (to the attention of the General Counsel of the Company) and to Indemnitee at the applicable address shown on the signature page hereto, or to such other address as any party hereto may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

19. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement, waive all procedural objections to suit in that jurisdiction, including, without limitation, objections as to venue or inconvenience, agree that service in any such action may be made by notice given in accordance with Section 18 and also agree that any action instituted under this Agreement shall be brought only in the Chancery Court of the State of Delaware.

20. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation (with the exception of emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought in the Chancery Court of the State of Delaware (the “Delaware Court”), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court has been brought in an improper or inconvenient forum.

20. Validity. If any provision of this Agreement or the application of any provision hereof to any Person or circumstance is held invalid, unenforceable, or otherwise illegal, the remainder of this Agreement and the application of such provision to any other Person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable, or otherwise illegal shall be reformed to the extent, and only to the extent, necessary to make it enforceable, valid, or legal. In the event that any court or other adjudicative body shall decline to reform any provision of this Agreement held to be invalid, unenforceable, or otherwise illegal as contemplated by the immediately preceding sentence, the parties hereto shall take all such action as may be necessary or appropriate to replace the provision so held to be invalid, unenforceable, or otherwise illegal with one or more alternative provisions that effectuate the purpose and intent of the original provisions of this Agreement as fully as possible without being invalid, unenforceable, or otherwise illegal.

21. Miscellaneous. No provision of this Agreement may be waived, modified, or discharged unless such waiver, modification or discharge is agreed to in writing signed by Indemnitee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party hereto that is not set forth expressly in this Agreement.

22. Certain Interpretive Matters. Unless the context of this Agreement otherwise requires, (1) “it” or “its” or words of any gender include each other gender, (2) words using the singular or plural number also include the plural or singular number, respectively, (3) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (4) the terms “Article,” “Section,” “Annex” or “Exhibit” refer to the specified Article, Section, Annex, or Exhibit of or to this Agreement, (5) the terms “include,” “includes” and “including” will be deemed to be followed by the words “without limitation” (whether or not so expressed), and (6) the word “or” is disjunctive but not exclusive. Whenever this Agreement refers to a number of days, such number will refer to calendar days unless business days are specified and whenever action must be taken (including the giving of notice or the delivery of documents) under this Agreement during a certain period of time or by a particular date that ends or occurs on a non-business day, then such period or date will be extended until the immediately following business day. As used herein, “business day” means any day other than Saturday, Sunday, or a United States federal holiday.

23. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement. Any prior agreements or understandings between the parties hereto with respect to indemnification are hereby terminated and of no further force or effect. This Agreement is not the exclusive means of securing indemnification rights of Indemnitee and is in addition to any rights Indemnitee may have under any Constituent Documents or Delaware Law.

24. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together shall constitute one and the same agreement.

25. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (a) six years after the date that the Indemnitee shall have ceased to serve as a director, officer, employee, agent, or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise which the Indemnitee served at the request of the Company; (b) the expiration of the applicable statutes of limitations pertaining to any and all potential proceedings covered by the indemnification provided for herein; or (c) the final termination of all pending proceedings in respect of which the Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Indemnitee pursuant to this Agreement relating thereto.

[-Signature Page Follows-]

8

IN WITNESS WHEREOF, Indemnitee has executed, and the Company has caused its duly authorized representative to execute this Agreement as of the date first above written.

LIFEMD, INC.

By:	/s/ Justin Schreiber
Justin Schreiber
Chief Executive Officer

INDEMNITEE:

By:	/s/ Atul Kavthekar
Atul Kavthekar, Chief Financial Officer

[Signature Page To Director And Officer Indemnification Agreement]

9

EXHIBIT B

LIFEMD, INC. RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”) is made as of ___________, 2026 (the “Grant Date”) between LifeMD, Inc. (the “Company”), and Atul Kavthekar (the “Employee”).

WHEREAS, the Company desires to grant the Employee, Restricted Stock Units of the Company’s Common Stock, $0.01 par value (“RSUs”), subject to certain restrictions as set forth in this Agreement (this “Restricted Stock Unit Award Agreement” or “RSU Award” or “Award Agreement”), pursuant to the LifeMD, Inc. 2020 Equity Incentive Plan (the “Plan”) and any Amendments thereto (capitalized terms not otherwise defined herein shall have the same meanings as in the Plan);

WHEREAS, the Compensation Committee of the Board of Directors (the “Board”) has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the RSUs herein to the Employee; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, the Company hereby grants to the Employee an award of 675,000 Restricted Stock Units (RSUs). The RSUs shall vest in accordance with Section 2 hereof.

2. Vesting. The RSUs shall vest as follows:

Time-Based:

●	112,500 RSUs vest on March 16, 2027;
●	112,500 RSUs vest on March 16, 2028; and
●	112,500 RSUs vest on March 16, 2029.

Company Performance-Based:

●	112,500 RSUs vest on the Company’s achievement of a performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;
●	112,500 RSUs vest on the Company’s achievement of a higher performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;
●	112,500 RSUs vest on the Company’s achievement of an even higher performance target to be mutually agreed upon by the CEO and Employee within 30 days of March 16, 2026;

(a) The Restricted Stock Units shall be unvested on the Grant Date. The Restricted Stock Units shall vest per the aforementioned vesting schedule, subject to the terms herein and the Employee continuing to perform services for the Company on each applicable vesting date. In lieu of fractional vesting, the number of Restricted Stock Units shall be rounded up each time until fractional Restricted Stock Units are eliminated.

Notwithstanding the foregoing, upon termination of Employee’s employment with the Company without Cause (if termination is by the Company) or for Good Reason (if termination is by Employee)—as such terms are defined in the employment agreement of such Employee or if such term or terms is not defined in the employment agreement or there is not an employment agreement, as defined by the Plan—any then unvested, time-based Restricted Stock Units scheduled to vest in less than one year from the date of such termination shall vest in a pro rata manner (i.e., pro rata shares for service of a portion of a year through the termination date) immediately.

(b) However, notwithstanding any other provisions of this Agreement, at the option of the Board in its sole and absolute discretion, all Restricted Stock Units shall be immediately forfeited in the even any of the following events occur:

(i) The Employee purchases or sells securities of the Company without written authorization in accordance with the Company’s insider trading policy in effect;

(ii) The Employee (A) discloses, publishes or authorizes anyone else to use, disclose or publish, without the prior written consent of the Company, any proprietary or confidential information of the Company, including, without limitation, any information relating to existing or potential customers, business methods, financial information, trade or industry practices, sales and marketing strategies, employee information, vendor lists, business strategies, intellectual property, trade secrets or any other proprietary or confidential information or (B) directly or indirectly uses any such proprietary or confidential information for the individual benefit of the Employee or the benefit of a third party;

(iii) During the term of employment and for a period of one (1) year thereafter, the Employee disrupts or damages, impairs or interferes with the business of the Company or its Affiliates by recruiting, soliciting or otherwise inducing any of their respective employees to enter into employment or other relationship with any other business entity, or terminate or materially diminish their relationship with the Company or its Affiliates, as applicable;

(iv) During the term of employment and for a period of one (1) year thereafter, the Employee solicits or directs business of any person or entity who is (A) a customer of the Company or its Affiliates at any time or (B) solicited to be a “prospective customer” of the Company or its Affiliates, in any case either for such Employee or for any other person or entity. For purposes of this clause (v), “prospective customer” means a person or entity who contacted, or is contacted by, the Company or its Affiliates regarding the provision of services to or on behalf of such person or entity; provided that the Employee has actual knowledge of such prospective customer;

(v) The Employee fails to reasonably cooperate to affect a smooth transition of the Employee’s duties and to ensure that the Company is apprised of the status of all matters the Employee is managing or is unavailable for consultation after termination of employment of the Employee if such availability is a condition of any agreement to which the Company and the Employee are parties;

(vi) The Employee fails to assign all of such Employee’s rights, title, and interest in and to any and all ideas, inventions, formulas, source codes, techniques, processes, concepts, systems, programs, software, computer data bases, trademarks, service marks, brand names, trade names, compilations, documents, data, notes, designs, drawings, technical data, and/or training materials, including improvements thereto or derivatives therefrom, whether or not patentable or subject to copyright or trademark or trade secret protection, developed and produced by the Employee used or intended for use by or on behalf of the Company or the Company’s clients;

(vii) The Employee acts in a disloyal manner to the Company, such as making comments, whether oral or in writing, that tend to disparage or injure (i) the reputation or business of the Company or its Affiliates, or is likely to result in discredit to, or loss of business, reputation or goodwill of, the Company or its Affiliates or (ii) its directors, officers, or stockholders; or

(viii) A finding by the Board that the Employee has acted against the interests of the Company or in a manner that has or may have a detrimental effect on the Company.

In addition, all of the Time-Based Restricted Stock Units shall, to the extent it is then unvested, vest immediately prior to the closing for any Change of Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Stock Units shall be made on the Company’s customary form of RSU award for employees. All applicable awards under this Second Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time, including but not limited to the LifeMD, Inc. Incentive Compensation Recovery Policy (effective October 12, 2023).

(c) For purposes of this Agreement, “Affiliate” means with respect to a person or entity, any other person or entity controlled by, in control of, or under common control with such person or entity, and “controlled,” “controlled by,” and “under common control with” shall mean direct or indirect possession of the power to direct or cause the direction of management policies (whether through ownership of voting securities, by contract, or otherwise, of a person or entity.

3. Termination of Relationship. With the exception as stated in Paragraph 2(a), upon the termination of employment, all unvested Restricted Stock Units shall be automatically and irrefutably forfeited. If such forfeiture occurs, Employee shall execute and deliver to the Company any and all further documents (including an Assignment Separate From Certificate) as the Company reasonably requests to further document the forfeiture. As used in this Agreement, “employment”, “employ”, and like terms shall be construed to include any employment or consulting relationship with the Company or its Affiliates. For purposes of this Agreement, a change from such an employment relationship to such a consulting relationship or a relationship as a member of the Board or vice versa shall not be treated as a termination of employment.

4. Redemption. If any of the events specified in Section 2(b) of this Agreement occur within one (1) year from the last date of the Employee’s employment (the “Termination Date”), all Restricted Stock Units that vested during the one (1) year period ending on the Termination Date shall be forfeited and forthwith surrendered by the Employee to the Company within ten (10) days after the Employee receives written demand from the Company for such Restricted Stock Units.

5. Certificates/Book Entries. Certificates—which may be in electronic book entry format or other format used by the Company in ordinary course of doing business—evidencing the Restricted Stock Units will be issued by the Company and shall be registered in the Employee’s name promptly after the date the shares are vested. No certificates shall be issued for fractional shares, but rather rounded up to the next whole share.

6. Rights as a Stockholder. Neither the Employee, the Employee’s estate, nor the Transferee have any rights as a shareholder with respect to any Common Stock covered by the Restricted Stock Units unless and until such Restricted Stock Units have vested. “Transferee” shall mean an individual to whom such Employee’s vested Restricted Stock Units are transferred by will or by the laws of descent and distribution.

7. Legend on Certificates. The certificates representing the vested Restricted Stock Units delivered to the Employee as contemplated by Section 5 shall bear such legends, and be subject to such stop transfer orders, as the Company may deem advisable to give notice of restrictions imposed by this Agreement, the Plan, the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, or any applicable law. The Company may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

8. Transferability. To the extent that the Restricted Stock Units are then unvested, Employee shall not transfer, sell, assign, pledge, hypothecate or otherwise dispose of the Restricted Stock Units.

9. Employment by the Company. Nothing contained in this Agreement or in any other agreement entered into by the Company and the Employee contemporaneously with the execution of this Agreement (i) shall be deemed to obligate the Company or any of its Affiliates to employ the Employee in any capacity whatsoever, or (ii) shall prohibit or restrict the Company or any of its Affiliates from terminating the employment, if any, of the Employee at any time or for any reason whatsoever, and the Employee hereby acknowledges and agrees that neither the Company nor any other Person has made any representations or promises whatsoever to the Employee concerning the Employee’s employment or continued employment by the Company.

10. Sale of Shares Acquired. If the Employee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934, as amended (“Section 16(b)”), any shares of the Company’s Common Stock acquired pursuant to RSU Awards granted hereunder cannot be sold by the Employee, subject to registration or an exemption from registration such as to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), until at least six (6) months elapse from the date of grant of this RSU Award, except in the case of death or disability or if the grant was exempt from the short-swing profit provisions of Section 16(b).

11. Withholding. Employee acknowledges that the Employee is responsible for all liability for applicable tax related to the grant/issuance or vesting of this RSU Award, until such time that the Company withholds such taxes on Employee’s behalf: Unless Employee uses a designated broker to sell shares with an aggregate fair market value sufficient to cover the amount required to be withheld by the Company, or the Employee delivers in cash or certified check the amount required to be withheld by the Company, the Company will issue the number of shares owed to the Employee under this Restricted Stock Unit Award less a number of shares equal to, in the aggregate, the amount of applicable tax related to the delivery of such shares.

12. Adjustments. The Restricted Stock Units under this Agreement shall be subject to the terms of the Plan, including but not limited to Section 3(b) (Changes in Stock) and 3(c) (Sale Events) of the Plan.

13. Limitation on Obligations. The Company’s obligation with respect to the Restricted Stock Units granted hereunder is limited solely to the delivery to the Employee of shares on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. This RSU Award shall not be secured by any specific assets of the Company, nor shall any assets of the Company be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Employee for damages relating to any delays in issuing the share certificates to him/her (or his/her designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

14. Securities Laws. Upon the vesting of any Restricted Stock Units, the Company may require the Employee to make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement. The granting of the Restricted Stock Units hereunder shall be subject to all applicable laws, rules, and regulations and to such approvals of any governmental agencies as may be required.

15. Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the parties hereto are unable to resolve by mutual agreement, shall be settled by submission by either party of the controversy, claim or dispute to binding arbitration in New York County, New York (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the Employment/Workplace Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding, and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

16. Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance, shall be governed or interpreted according to the laws of the State of New York without regard to choice of law considerations.

17. Restricted Stock Unit Award Subject to Plan. This Restricted Stock Unit Award shall be subject to the terms and provisions of the Plan. In the event of any conflict between this Agreement and the Plan, the terms of this Agreement shall control.

18. Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed one and the same instrument.

19. Copy of Plan. By execution of this Agreement, Employee acknowledges receipt of a copy of the Plan.

20. Employee Representations. Employee represents and acknowledges to the Company that:

(a) Employee and Employee’s advisers have had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Restricted Stock Units as Employee and Employee’s advisers have requested and have had full and free access and opportunity to inspect, review, examine, and inquire about such other information concerning the Company and its Affiliates as they have requested. Employee and Employee’s advisers have also been provided an opportunity to review and ask questions about the Plan.

(b) Employee has had an opportunity to consult with independent legal counsel regarding Employee’s rights and obligations under this Agreement and the Plan, and fully understands the terms and conditions contained herein. Employee is not relying on the Company or any of its employees, agents, or representatives with respect to the legal, tax, economic, and related considerations of an investment in the RSUs or vested shares. Employee understands that in the future the RSUs and/or vested shares may significantly increase or decrease in value, and the Company has not made any representation to the Employee about the potential future value of the Restricted Stock Units or vested shares.

(c) Employee understands and agrees that the investment in the Company involves a high degree of risk and that no guarantees have been or can be made about the future value of the Restricted Stock Units or the future profitability or success of the Company.

21. New Shares.

(a) Any shares of capital stock of the Company or any successor thereto (“New Shares”) issued by the Company from time to time (including without limitation in any stock split or stock dividend) with respect to Restricted Stock Units (“Old Shares”) shall also be treated as Restricted Stock Units for all purposes of this Agreement.

(b) The New Shares so issued shall at all times be vested in the same proportion as the Old Shares are vested. For example: (i) if none of the Old Shares are vested as of the date that the New Shares are issued, then none of the New Shares will be vested when issued, (ii) if, from time to time, 25% of the Old Shares become vested at any later date, then 25% of the New Shares shall also become vested on that date; and (ii) if all Old Shares are vested on a date, then all New Shares shall be vested on that date.

(c) The New Shares shall be subject to this Agreement, including without limitation Section 3 thereof, to the same extent as the Old Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Unit Award Agreement as of the date first written above.

COMPANY:

LIFEMD, INC.

DRAFT

Justin Schreiber
Chief Executive Officer & Chairman

EMPLOYEE:

DRAFT

Name:	Atul Kavthekar
Personal Email:	[***]
Address:	[***]

-7-